As filed with the Securities and Exchange Commission on November 21, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pagaya Technologies Ltd.

(Exact Name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant's Name Into English)

Israel		98-1704718
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
Pagaya Technologies Ltd. 90 Park Ave, 20th Floor New York, NY 10016 Tel: 646-710-7714
(Address and telephone number of registrant’s principal executive offices)

Pagaya US Holding Company LLC 90 Park Ave New York, NY 10016 646-710-7714
(Name, address and telephone number of agent for service)

Copies to:
Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Eric Watson Pagaya Technologies Ltd. 90 Park Ave New York, NY 10016 Tel: 646-710-7714	Aaron M. Lampert Perry Wildes Goldfarb Gross Seligman & Co. 1 Azrieli Center, Round Building Tel Aviv 6701101, Israel Tel: 972-3-607-4444

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2024

PROSPECTUS

Pagaya Technologies Ltd.

504,440 Class A Ordinary Shares

Consistent with our July 30, 2024 announcement, this prospectus relates to the resale from time to time of up to 504,440 of our Class A Ordinary Shares, no par value, held by the selling shareholders identified in this prospectus, which were issued by us in connection with the acquisition by us of Theorem Technology, Inc. (“Theorem”), announced by us on July 30, 2024, pursuant to an Agreement and Plan of Merger dated July 27, 2024 by and among us, Pagaya US Holding Company LLC, AMT Merger Sub, Inc., Theorem, Fortis Advisors LLC, Hugh Edmundson and Ryan Podolsky (the “Theorem Merger Agreement”), which closed on October 22, 2024 (the “Closing Date”), as disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2024. We are not selling any Class A Ordinary Shares under this prospectus, and we will not receive any proceeds from the sale by the selling shareholders of the Class A Ordinary Shares offered by this prospectus, nor can we guarantee that any of the Class A Ordinary Shares offered by this prospectus will actually be sold. Any Class A Ordinary Shares subject to resale hereunder will have been issued by us and received by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

Sales of the Class A Ordinary Shares by the selling shareholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices. The selling shareholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the Class A Ordinary Shares, or both. Furthermore, the selling shareholders are subject to certain restrictions limiting the number of Class A Ordinary Shares that may be sold hereunder as discussed in greater detail below under the section “Selling Shareholders–Lock-Up Agreements.”

We are paying the cost of registering the Class A Ordinary Shares covered by this prospectus as well as various related expenses, as described in the section titled “Plan of Distribution.” The selling shareholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our Class A Ordinary Shares and public warrants are traded on The NASDAQ Stock Market LLC (“Nasdaq”) under the symbols “PGY” and “PGYWW,” respectively. On November 19, 2024, the closing price of our Class A Ordinary Shares was $8.62, and the closing price of our public warrants was $0.12 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 5 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024

i

About This Prospectus

This prospectus is a part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this registration statement, the selling shareholders may sell from time to time in one or more offerings the Class A Ordinary Shares described in this prospectus.

Neither we nor the selling shareholders have authorized anyone to provide you with information other than the information provided or incorporated by reference in this prospectus. We and the selling shareholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Class A Ordinary Shares. Our business, financial condition and results of operations may have changed since those dates.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise stated or the context otherwise requires, references to “Pagaya,” “the Company,” “we,” “us,” “our” and similar references refer to Pagaya Technologies Ltd., a company organized under the laws of the state of Israel, together with its subsidiaries.

ii

Prospectus Summary

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A Ordinary Shares. You should carefully read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our Class A Ordinary Shares.

Overview

Pagaya’s mission is to deliver more financial opportunity to more people, more often. We believe our mission will be accomplished by becoming the trusted lending technology partner for the consumer finance ecosystem, with an expansive product suite (the fee-generating side of our business) fueled by effective and efficient capital and risk management (the capital efficiency side of our business). Both sides of our business working harmoniously to meet the complex needs of the leading financial institutions.

We are a product-focused technology company that deploys sophisticated data science and proprietary, AI-powered technology to enable better outcomes for financial institutions, their existing and potential customers, and institutional or sophisticated investors.

We have built, and we are continuing to scale, a leading AI and data network for the benefit of financial services and other service providers, their customers, and investors. Services providers integrated in our network, which we refer to as our ‘‘Partners,’’ range from high-growth financial technology companies to incumbent banks and financial institutions. We believe Partners benefit from our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by: (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles (“Financing Vehicles”).

In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of creditworthiness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and data network.

At our core, we are a technology company that deploys data science and technology to drive better results across the financial ecosystem. We believe our solution drives a “win-win-win” for Partners, their customers and potential customers, and investors. First, by utilizing our network, Partners are able to approve more customer applications, which we believe drives superior revenue growth, enhanced brand affinity, opportunities to promote other financial products and decreased unit-level customer acquisition costs. Partners realize these benefits with limited incremental risk or funding requirements. Second, Partners’ customers benefit from enhanced and more convenient access to financial products. Third, investors benefit through gaining exposure to these assets originated by Partners with the assistance of our AI technology and acquired by the Financing Vehicles through our network.

Theorem Merger

On October 22, 2024, we closed the acquisition of Theorem. Our acquisition of Theorem was made pursuant to the Theorem Merger Agreement. Theorem is a Silicon Valley-based institutional asset manager focused exclusively on the consumer credit space, managing assets for global institutional investors since its founding in 2014.

Pursuant to the Theorem Merger Agreement, our subsidiary, AMT Merger Sub, Inc., merged with and into Theorem, with Theorem surviving as the wholly owned subsidiary of Pagaya US Holding Company LLC, for cash, the issuance of 504,440 shares of Class A Ordinary Shares and contingent consideration of cash and Class A Ordinary Shares, subject to certain adjustments (the “Theorem Merger”).

The Class A Ordinary Shares issued to the selling shareholders in connection with the Theorem Merger were not initially registered under the Securities Act or any state securities laws. We relied on the exemption from the registration requirements for transactions by an issuer not involving any public offering under Rule 506 under Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. In connection with their execution of the Theorem Merger Agreement, each of the selling shareholders represented to us that such selling shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.

Under the terms of a registration rights agreement we signed with the selling shareholders on the Closing Date (the “Registration Rights Agreement”), we agreed to use our reasonable best efforts to file, on or before November 21, 2024, a registration statement with the SEC to register for resale the Class A Ordinary Shares issued under the Theorem Merger Agreement, and to use reasonable best efforts to cause such registration statement to be declared effective within a specified time period set forth in the Registration Rights Agreement.

Corporate Information

We were incorporated on March 20, 2016 and are organized under the laws of the State of Israel. We are registered with the Israeli Registrar of Companies. Our registration number is 51-542127-9. The mailing address of our principal executive office is 90 Park Ave, 20th Floor, New York, New York and our phone number is (646) 710-7714. Our website is www.pagaya.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein.

Emerging Growth Company Status

We qualify as an “emerging growth company,” as defined in Section 2(a) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “ Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of June 22, 2022, (b) in which we have an annual total gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Exemptions

We are technically a “foreign private issuer” (“FPI”) under U.S. Securities and Exchange Commission rules. Consequently, we are subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. That said, as previously disclosed on January 16, 2024, we have decided to voluntarily file on U.S. domestic issuer forms with the SEC beginning in 2024. Accordingly, the Company has begun filing its quarterly reports on Form 10-Q, current reports on Form 8-K, and its annual reports on Form 10-K, and will no longer report on Forms 20-F and 6-K. In addition, we have decided to voluntarily comply with Regulation FD and the SEC’s proxy rules, and the Company’s officers and directors may voluntarily report on Forms 3, 4 and 5, as applicable.

Nevertheless, since we are an FPI, we could elect to return to follow FPI reporting requirements, such as not having to file our annual report on Form 20-F until 120 days after the end of each fiscal year and permitting us to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by us in Israel or that is distributed or required to be distributed by us to our shareholders. Based on our foreign private issuer status, we are also not required to (i) file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act, (ii) comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information or (iii) comply with SEC rules relating to proxy solicitation in connection with shareholder meetings and presentation of shareholder proposals. In addition, among other matters, based on our foreign private issuer status, our officers, directors and principal shareholders are technically exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Class A Ordinary Shares.

The Offering

Shares offered by the selling shareholders	504,440 Class A Ordinary Shares issued in connection with the closing of the Theorem Merger.
Selling shareholders	The selling shareholders named herein consist of the former shareholders and employees (including officers) of Theorem, some of which employees will remain employed by Pagaya and its subsidiaries following the acquisition. See “Selling Shareholders” on page 10 of this prospectus for more information on the selling shareholders.
Terms of the offering	Each selling shareholder will determine when and how it will sell the Class A Ordinary Shares offered in this prospectus, as described in “Plan of Distribution.”
Use of proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares covered by this prospectus.
Risk factors	See “Risk Factors” beginning on page 5, for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.
Nasdaq symbols	PGY and PGYWW

The selling shareholders named in this prospectus may offer and sell up to 504,440 shares of our Class A Ordinary Shares. Our Class A Ordinary Shares and public warrants are listed on Nasdaq under the symbols “PGY” and “PGYWW,” respectively. Our Class A Ordinary Shares that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling shareholders of any of the Class A Ordinary Shares covered by this prospectus. Throughout this prospectus, when we refer to our Class A Ordinary Shares being registered on behalf of the selling shareholders for offer and resale, we are referring to the Class A Ordinary Shares that have been issued to the selling shareholders in the Theorem Merger Agreement as described above. When we refer to the selling shareholders in this prospectus, we are referring to the selling shareholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference into this prospectus, as well as in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase the Class A Ordinary Shares being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Class A Ordinary Shares, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions, or negatives of those expressions, that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the ability to implement business plans and other expectations;

•	the impact of the continuation of or changes in the short-term and long-term interest rate environment;

•	uncertain market or political conditions;

•	the availability and cost of capital, including the financing of risk retention investments;

•	our ability to service our debt financing and meet associated covenants;

•	our ability to develop and maintain a diverse and robust funding network;

•	the impact of fair value changes in our risk retention investments in our Financing Vehicles;

•	our uncertain future prospects and rate of growth due to our relatively limited operating history;

•	the performance of our technology to consistently meet return expectations of asset investors in Financing Vehicles;

•	our ability to improve, operate and implement our AI technology, including as we expand into new asset classes;

•	competition in attracting and onboarding new partners and raising capital from asset investors through Financing Vehicles given the current limited number of partners that account for a substantial portion of the total number of the financial products facilitated with the assistance of our AI technology;

•	potential difficulties in retaining our current management team and other key employees and independent contractors, including highly-skilled technical experts;

•	our estimates of our future financial performance;

•	changes in the political, legal and regulatory framework related to AI technology, machine learning; financial institutions and consumer protection;

•	the impact of health epidemics, including the ongoing COVID-19 pandemic;

•	our ability to realize the potential benefits of past or future acquisitions;

•	conditions related to our operations in Israel;

•	risks related to data, security and privacy;

•	changes to accounting principles and guidelines;

•	our ability to develop and maintain effective internal controls;

•	the ability to maintain the listing of our securities on Nasdaq;

•	the price of our securities has been and may continue to be volatile;

•	unexpected costs or expenses;

•	future issuances, sales or resales of Class A Ordinary Shares;

•	an active public trading market for Class A Ordinary Shares may not be sustained; and

•	other risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing document that includes the applicable statement. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus, the documents incorporated by reference into this prospectus and any applicable prospectus supplement under the caption “Risk Factors,” including our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference and any applicable prospectus supplement.

You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Capitalization

Our capitalization will be set forth in a prospectus supplement or in a quarterly report on Form 10-Q subsequently furnished to the SEC and specifically incorporated herein by reference.

Use of Proceeds

We will not receive any of the proceeds from the sale or other disposition of the Class A Ordinary Shares held by the selling shareholders pursuant to this prospectus.

We will bear certain out-of-pocket costs, expenses and fees incurred in connection with the registration of the Class A Ordinary Shares to be sold by the selling shareholders pursuant to this prospectus. Other than registration expenses, the selling shareholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of our Class A Ordinary Shares.

Selling Shareholders

The selling shareholders may from time to time sell some, all or none of their shares. We do not know how long the selling shareholders will hold the Class A Ordinary Shares before selling them, and, except as described below, we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any of the Class A Ordinary Shares. The Class A Ordinary Shares covered hereby may be offered from time to time by the selling shareholders. As a result, we cannot estimate the number of Class A Ordinary Shares each of the selling shareholders will beneficially own after termination of sales under this prospectus. In addition, each of the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of its Class A Ordinary Shares since the date on which it provided information for this table.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Class A Ordinary Shares. Generally, a person “beneficially owns” shares of our Class A Ordinary Shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The information in the table below and the footnotes thereto regarding Class A Ordinary Shares to be beneficially owned after the offering assumes the sale of all shares being offered by the selling shareholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 61,003,320 Class A Ordinary Shares outstanding as of October 31, 2024. The Class A Ordinary Shares covered by this prospectus are being registered pursuant to Registration Rights Agreement entered into with the selling stockholders (together with their successors and assigns, the “Theorem Sellers”) for Class A Ordinary Shares received pursuant to the Theorem Merger Agreement.

	Before Offering			After Offering
Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Theorem Sellers (2)	504,440	*	504,440	-	-

* Represents beneficial ownership of less than 1%.

(1)	For purposes of this table, we have assumed that, after completion of the offering, none of the Class A Ordinary Shares covered by this prospectus will be held by the selling shareholders.

(2)	The aggregate holding of the Theorem Sellers, as a group, is less than 1% of the outstanding Class A Ordinary Shares prior to the offering. Certain of the Theorem Sellers are employed by or engaged as investment professionals of the Company.

Relationship with Selling Shareholders

As discussed in greater detail above under the section “Prospectus Summary—Theorem Merger,” on July 27, 2024, we entered into the Theorem Merger Agreement, pursuant to which we issued Class A Ordinary Shares. and on the Closing Date, we entered into the Registration Rights Agreement, pursuant to which we agreed to file a registration statement to enable the resale of the Class A Ordinary Shares covered by this prospectus. Except as described above, neither the selling shareholders nor any of their affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

Lock-Up Agreements

Simultaneously with the execution and delivery of the Theorem Merger Agreement, Theorem shareholders entered into lock-up agreements (the “Lock-up Agreements”). Each Theorem shareholder agreed that each portion of the closing merger consideration payable to them would be divided into four equal tranches (each, a “Closing Tranche”), with each Closing Tranche subject to transfer restrictions until the respective release dates pursuant to the Lock-Up Agreements which range from 3 months following the Closing Date to twelve months following the Closing Date. The portion of contingent consideration payable to the Theorem shareholders will be divided into three equal tranches (each, a “Contingent Tranche” and together with the Closing Tranches, each a “Tranche”) and subject to certain transfer restrictions until the respective release dates which range from the date of issuance of such Contingent Tranche to 6 months following the date of issuance of such Contingent Tranche.

Pursuant to the Lock-Up Agreements, each Theorem shareholder agreed that, subject to certain exemptions set forth in the Lock-Up Agreements, they would not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares in such Tranche including, without limitation, shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Class A Ordinary Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares in such Tranche, whether any such transaction is to be settled by delivery of Class A Ordinary Shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Class A Ordinary Shares in such Tranche or any other securities of Pagaya; or (iv) publicly disclose the intention to do any of the foregoing.

Description of Share Capital and Articles of Association

The following summary description of our share capital is based on the provisions of our Amended and Restated Articles of Association (the “Articles”) and is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles and warrant-related documents, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023, and certain provisions of Israeli law. For information on how to obtain a copy of our Articles, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Share Capital

Our authorized share capital currently consists of 6,666,666 Series A preferred shares, no par value, 666,666,666 Class A Ordinary Shares, no par value, and 166,666,666 Class B Ordinary Shares, no par value. The Class A Ordinary Shares, together with the Class B Ordinary Shares are referred to as the “Pagaya Ordinary Shares.” As of October 31, 2024, 5,000,000 Series A preferred shares, 61,003,320 Class A Ordinary Shares and 12,652,310 Class B Ordinary Shares were issued and outstanding. (All of the above share information reflects a 1-for-12 reverse share split of Class A Ordinary Shares that became effective as of March 8, 2024.)

All of the outstanding Class A Ordinary Shares and Series A preferred shares are validly issued, fully paid and non-assessable. Neither the Pagaya Ordinary Shares nor the Series A preferred shares are redeemable or have any preemptive rights.

Other than with respect to Class B Ordinary Shares (which are described below), Pagaya’s Board of Directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Pagaya may also issue and redeem redeemable securities on such terms and in such manner as Pagaya’s Board of Directors shall determine.

Registration Number and Purposes of Pagaya

Pagaya is registered with the Israeli Registrar of Companies. Pagaya’s registration number is 51-542127-9. Pagaya’s affairs are governed by the Articles, applicable Israeli law and specifically the Israeli Companies Law, 5759-1999, as amended, and the regulations promulgated thereunder (the “Companies Law”). Pagaya’s purpose as set forth in the Articles is to engage in any lawful act or activity.

Pagaya Ordinary Shares

Class A Ordinary Shares

Voting Rights

Holders of Class A Ordinary Shares will be entitled to cast one vote per each Class A Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares and the Series A preferred shares vote together as a single class on all matters (including the election of directors), except where the provisions of the Companies Law or the Articles require otherwise, and an action is approved by Pagaya shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares, or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.

Transfer of Shares

Fully paid Class A Ordinary Shares are issued in registered form and may be freely transferred under the Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Class A Ordinary Shares by non-residents of Israel is not restricted in any way by the Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.

Dividend Rights

Pagaya may declare a dividend to be paid to the holders of Class A Ordinary Shares, Class B Ordinary Shares and Series A preferred shares in proportion to their respective shareholdings, provided that if a distribution is paid in the form of shares or rights to acquire shares, such shares or rights paid to a shareholder shall correspond to the class of shares held by such shareholder. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by Pagaya’s Board of Directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the balance sheet contained in the financial statements is not more than six months prior to the date of the distribution. Accordingly, the “previous two years” for purposes of determining the maximum distribution are the 24 months ending at the end of the period to which the qualifying financial statements relate. If Pagaya does not meet such criteria, then it may distribute dividends only with court approval. In each case, Pagaya is permitted to distribute a dividend only if Pagaya’s Board of Directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent Pagaya from satisfying its existing and foreseeable obligations as they become due.

Liquidation Rights

Upon a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed first to the holders of the Series A preferred shares to the extent of their Preference Amount, as defined below under “—Series A Preferred Shares—Liquidation Rights,” and then to the holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Repurchase

Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as Pagaya’s Board of Directors may determine from time to time, or, where a repurchase agreement exists between Pagaya and a certain shareholder, according to the terms of such agreement. Share repurchases must generally satisfy the same requirements as noted above for dividends (in terms of the maximum distribution amount, with dividends and share repurchases aggregated for this purpose; the ability to seek court approval; and the requirement that the repurchase will not prevent Pagaya from satisfying its existing and foreseeable obligations as they become due). As a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval.

Class B Ordinary Shares

Issuance of Class B Ordinary Shares

Class B Ordinary Shares may be issued only to, and registered in the names of, one of the founders of Pagaya (“Founder”) (including any trusts the beneficiary of which is a founder and to the extent that a founder has the right to vote the Class B Ordinary Shares held by such trust), or any person or entity that, through contract, proxy or operation of law, has irrevocably been delegated the sole and exclusive right to vote the Class B Ordinary Shares held by such person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Class B Ordinary Shares (the “Permitted Class B Owners”).

Voting Rights and Protective Provisions

Holders of Class B Ordinary Shares will be entitled to cast 10 votes per each Class B ordinary share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares and the Series A preferred shares vote together as a single class on all matters (including the election of directors), except where the provisions of the Companies Law or the Articles require otherwise, and an action is approved by Pagaya shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.

Specific actions set forth in the Articles may not be effected by Pagaya without the prior affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. Such actions include the following:

o	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amending or repealing, or adopting any provision of the Articles inconsistent with, or otherwise altering, any provision of the Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares;

o	reclassifying any outstanding Class A Ordinary Shares into shares having the right to more than one vote for each share thereof, except as required by law;

o	issuing any Class B Ordinary Shares (other than Class B Ordinary Shares originally issued by Pagaya after June 22, 2022 pursuant to the exercise or conversion of options or private placement warrants that, in each case, were outstanding as of June 22, 2022);

o	authorizing, or issuing any shares of any class or series of Pagaya’s share capital having the right to more than one vote for each share thereof; and

o	modifying the rights attached to the Class B Ordinary Shares.

Dividend Rights

Holders of Class B Ordinary Shares will participate pro rata with the holders of Class A Ordinary Shares and the holders of Series A preferred shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “—Class A Ordinary Shares—Dividend Rights” above.

Liquidation Rights

Upon a liquidation, merger, share exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed first to the holders of the Series A preferred shares to the extent of their preference amount, as defined below under “—Series A Preferred Shares—Liquidation Rights,” and then to the holders of Class B Ordinary Shares and Class A Ordinary Shares, in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future. See “—Class A Ordinary Shares—Liquidation Rights” above.

Transfers

Holders of Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.

Conversion

Each Class B ordinary share shall be convertible into one Class A Ordinary Share at the option of the holder, at any time.

In addition, each Class B ordinary share will automatically be converted into a Class A Ordinary Share upon the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya, and (2) the fifteenth (15th) anniversary of the consummation of the transactions contemplated by the that certain Agreement and Plan of Merger, dated as of September 15, 2021, by and among EJF Acquisition Corp., a Cayman Islands exempted company, Pagaya and Rigel Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pagaya.

Moreover, the Class B Ordinary Shares held by a Founder and by any Permitted Class B Owners affiliated with such Founder will automatically be converted into Class A Ordinary Shares upon the earliest to occur of:

1.	(1)(a) such Founder’s employment or engagement as an officer of Pagaya being terminated not for Cause (as defined in the Articles), (b) such Founder’s resigning as an officer of Pagaya, (c) death or Permanent Disability (as defined in the Articles) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability (as defined in the Articles), then such Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Class B Ordinary Shares and shall not convert into an equal number of Class A Ordinary Shares or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Ordinary Shares; and (2) such Founder no longer serving as a member of Pagaya’s Board of Directors;

2.	90 days following the date on which such Founder first receives notice that his employment as an officer of Pagaya is terminated for Cause (as defined in the Articles), subject to extensions or cancellation under specified circumstances; or

3.	a transfer of such Class B Ordinary Shares to any person or entity other than a Permitted Class B Owner.

Repurchase

The Class B Ordinary Shares will not be subject to repurchase.

Series A Preferred Shares

Voting Rights and Protective Provisions

Each Series A preferred share has one vote for each Class A Ordinary Share into which the Series A preferred share could be converted as of the applicable record date set for the vote on any matter. The Series A preferred shares will vote together with the Class A Ordinary Shares and the Class B Ordinary Shares of the Company as a single class and not as a separate class in all shareholder meetings, except as required by law or by the Articles.

Any modification to the rights, preferences or privileges of the Series A preferred shares will require the approval of a majority of the Series A preferred shares represented and voted, in person or by proxy, in a class meeting of the then-outstanding Series A preferred shares convened for such purpose.

Dividend Rights

Holders of Series A preferred shares will participate pro rata with the holders of Class A Ordinary Shares and Class B Ordinary Shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “—Class A Ordinary Shares—Dividend Rights” and “—Class B Ordinary Shares—Dividend Rights” above.

Liquidation Rights

The Series A preferred shares have preference over the Ordinary Shares with respect to distribution of assets or available proceeds, as applicable (“Distributable Assets”), in the event of any liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of shares would be entitled to exchange their shares for cash, securities or other property (each, a “Liquidation Event”). Upon a Liquidation Event, the holders of Series A preferred shares then outstanding will be entitled to receive, before any payment is made to holders of Ordinary Shares and after payments to satisfy and discharge indebtedness, an amount per share held by them (the “Preference Amount”) equal to the greatest of:

i.	the sum of US $15.00 per each Series A preferred share (in each case as adjusted for any bonus shares, subdivisions, combinations, splits, recapitalizations and the like with respect to such Series A preferred shares or the Pagaya Ordinary Shares after the effective date hereof) (the “Original Issue Price”) of such share plus an amount equal to 3.0% of the Original Issue Price for each full semiannual period for which such preferred share has been outstanding (without compounding);

ii.	the amount such holder would actually have received for each Series A preferred share if such Series A preferred share had been converted into Class A Ordinary Shares immediately prior to such Liquidation Event; or

iii.	two times the Original Issue Price.

For purposes of clause (ii), the computation will assume that (a) all Series A preferred shares whose conversion or assumed conversion into Class A Ordinary Shares would result in a greater distribution amount will be considered as if they have been so converted (without being required to actually convert), and (b) all other Series A preferred shares (i.e. whose conversion or assumed conversion would not have yielded such greater amount) will be considered as if they received the distribution amount that assumes no such conversion. In the event that the Distributable Assets are insufficient to pay in full the Preference Amount in respect of each preferred share then outstanding, all Distributable Assets shall be distributed on a pari passu basis among the holders of the preferred shares in proportion to the respective full Preference Amount otherwise payable to such holders at that time under the Articles. After payment in full of the Preference Amount in respect of all preferred shares then outstanding, in accordance with Articles, the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares only (i.e. excluding any Class A Ordinary Shares deemed issued upon the conversion of any Series A preferred shares then outstanding that participated in the distribution pursuant to the Articles, pro rata, based on the number of Class A Ordinary Shares (on an as-converted basis) held by each such holder.

Conversion

Each Series A preferred share is convertible into one Class A ordinary share, at the option of the holder thereof at any time, upon written notice to the Company and the Company’s transfer agent. In addition, at any time on or after the sixth anniversary of the issuance of the Series A preferred shares, and if the Series A preferred shares have not already been converted in accordance with the applicable provisions in the Articles, if and only if so elected by the Company, all Series A preferred shares that remain outstanding will automatically convert, with each Series A preferred share then outstanding converting into the following number of Class A Ordinary Shares, based on the volume weighted average trading price of the Class A Ordinary Shares for the thirty trading days immediately preceding the date of the Company’s written notice to the holders of the preferred shares of its election to so automatically convert all then-outstanding preferred shares (“30-Day VWAP Average”) pursuant to the applicable terms specified in the Articles. All shareholders of record of Series A preferred shares shall be sent written notice of the Company’s election to require conversion of the Series A preferred shares and the time of mandatory conversion, on or before the time of the designated mandatory conversion, together with all information necessary to allow the conversion. Such conversion shall occur on the fifth trading day after such notice is given.

In addition, at any time if, based on the 30-Day VWAP Average, the value of a Series A preferred share, on an as-converted basis, represents a return of the Original Issue Price (as defined in the Articles) equal to a minimum multiple of the Original Issue Price (“MOIP”) as specified in the Articles, the Company shall have the right, but not the obligation, within five trading days thereafter, to notify the holders of the then-outstanding Series A preferred shares of the Company’s election to automatically convert each Series A preferred share then outstanding into one Class A Ordinary Share without any further action by the holder thereof on the tenth trading day following the achievement of the MOIP.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Class A Ordinary Shares, proceeds from the sale of the Class A Ordinary Shares or interest or other payments to non-residents of Israel.

Shareholder Meetings

Under Israeli law, Pagaya is required to hold an annual general meeting of its shareholders once every calendar year and no later than fifteen months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Articles as special general meetings. Pagaya’s Board of Directors may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that Pagaya’s Board of Directors is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) as a company listed on an exchange in the U.S., one or more shareholders holding, in the aggregate, either (a) 10% or more of Pagaya’s issued and outstanding shares and 1% or more of Pagaya’s outstanding voting power or (b) 10% or more of Pagaya’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at a general meeting of shareholders may request that Pagaya’s Board of Directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Notwithstanding the foregoing, as a company listed on an exchange outside of Israel, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights at the general meeting of the shareholders. The Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by Pagaya’s Board of Directors, which as a company listed on an exchange outside Israel may be between four and 60 days prior to the date of the meeting.

Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

o	amendments to the Articles;

o	appointment, terms of service and termination of services of auditors;

o	appointment of directors, including external directors (if applicable);

o	approval of certain related party transactions;

o	increases or reductions of authorized share capital;

o	a merger; and

o	the exercise of the powers of Pagaya’s Board of Directors by a general meeting, if Pagaya’s Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Articles, the quorum required for Pagaya’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by Pagaya’s Board of Directors and (ii) at the time of such general meeting Pagaya qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any one or more shareholders present in person or by proxy and holding any number of shares shall constitute a quorum, unless a meeting was called pursuant to a request by Pagaya shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

The Articles provide that all resolutions of Pagaya shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Articles. Under the Companies Law, certain actions require the approval of a special majority, including:

i.	an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;

ii.	the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and

iii.	certain compensation-related matters.

For this purpose, the Companies Law defines “controlling shareholder” to include (in addition to the substantive definition of having effective control through means other than an office) any shareholder or group of shareholders holding together 25% or more of the company’s voting power, if there is no other shareholder or group of shareholders holding together more than 50% of the company’s voting power.

Under the Articles, the alteration of the rights, privileges, preferences or obligations of any class of Pagaya share capital (to the extent there are classes other than Pagaya Ordinary Shares) requires the approval of a simple majority of the class so affected, in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. However, certain changes to the rights of the Class B Ordinary Shares require the approval of 100% of the holders of the outstanding Class B Ordinary Shares; see “—Pagaya Ordinary Shares—Class B Ordinary Shares—Voting Rights and Protective Provisions” above. In addition, any modification to the rights attached to the Series A preferred shares will require the approval of a majority of the Series A preferred shares represented and voted, in person or by proxy, in a class meeting of the then-outstanding Series A preferred shares convened for such purpose; see “—Series A Preferred Shares—Voting Rights and Protective Provisions” above.

Under the Articles, the approval of (i) a majority of the total voting power of the shareholders if Class B Ordinary Shares remain outstanding and (ii) if no Class B Ordinary Shares remain outstanding, a supermajority of at least 75% of the total voting power of the Class B Ordinary Shares is generally required to remove any of its directors from office (provided that such approvals cannot shorten the term of an incumbent director who was elected under the staggered board composition), to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of Pagaya’s Board of Directors. Other exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting and holding at least 75% of the voting rights represented at the meeting and voting on the resolution. A scheme of arrangement may also require approval by separate class votes.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of Pagaya’s general meetings, Pagaya’s shareholder register (including with respect to material shareholders), the Articles, Pagaya’s annual financial statements, other documents as provided in the Companies Law, and any document Pagaya is required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Pagaya’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Pagaya may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent, or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions; Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the issued and outstanding share capital held by offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law, despite the fact (in the case of alternative (b)) that the shareholders who did accept the tender offer did not constitute a majority of the issued and outstanding share capital held by the disinterested offerees. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in violation of the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a company who intentionally obstructs an existing or foreseeable special tender offer or impairs the chances of its acceptance is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer, without incurring such liability.

If a special tender offer is accepted, then shareholders who did not respond or who had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer, and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, the purchaser, any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the company and may not enter into a merger with the company for a period of one year from the date of the offer, unless the purchaser or such controlling or commonly-controlled person or entity undertook to effect such an offer or merger as part of the initial special tender offer. Shares purchased in violation of the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards either merging company’s creditors, with such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding directly or indirectly 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding directly or indirectly the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by such person or entity holding 25% or more of the voting rights or the right to appoint 25% or more of the directors, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of either merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that the merger proposal is filed with the Israeli Registrar of Companies and 30 days have passed from the date that approval of the shareholders of both merging companies is obtained.

Anti-Takeover Measures

Certain provisions in the Articles, such as those relating to the dual class structure of the Pagaya Ordinary Shares, to the election of our directors in three classes and to the removal of directors, may have the effect of delaying or making an unsolicited acquisition of Pagaya more difficult. In addition, the Companies Law allows Pagaya to create and issue shares having rights different from those attached to Pagaya Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of June 30, 2024, the Series A Preferred Shares are authorized under the Articles. See “—Series A Preferred Shares” for more information. In the future, Pagaya may authorize, create and issue additional classes of preferred shares and any such additional class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent shareholders from realizing a potential premium over the market value of Pagaya Ordinary Shares. The authorization and designation of an additional class of preferred shares will require an amendment to the Articles, which requires the prior approval of the holders of a majority of the voting power of Pagaya participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such additional class of preferred shares shall have the right to more than one vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Articles, as described above under the paragraphs titled “—Shareholder Meetings,” “—Quorum” and “—Vote Requirements.”

Borrowing Powers

Pursuant to the Companies Law and the Articles, Pagaya’s Board of Directors may exercise all powers and take all actions that are not required under law or under the Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Articles enable Pagaya to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by the Pagaya shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Class B Ordinary Shares shall require approval of shareholders holding 100% of the outstanding Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both Pagaya’s Board of Directors and an Israeli court. As a company listed on an exchange outside of Israel, however, court approval is not required if the proposed reduction in capital is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval.

Exclusive Forum

The Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Except as set forth in the preceding sentence, the Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel-Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Articles, the Companies Law or the Israeli Securities Law, 5728-1968. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Articles.

Transfer Agent and Warrant Agent

The transfer agent for the Class A Ordinary Shares and the warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

The Class A Ordinary Shares and public warrants are traded on Nasdaq under the symbols “PGY” and “PGYWW,” respectively.

Plan of Distribution

We are registering the Class A Ordinary Shares issued to the selling shareholders in connection with the Theorem Merger to permit the resale of such Class A Ordinary Shares by such holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Class A Ordinary Shares. We will bear all fees and expenses incident to our obligation to register such Class A Ordinary Shares.

Each selling shareholder, which may include donees, pledgees, transferees or other successors-in-interest selling Class A Ordinary Shares or interests in Class A Ordinary Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its Class A Ordinary Shares or interests in Class A Ordinary Shares on any stock exchange, market or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.

A selling shareholder may use any one or more of the following methods, without limitation, when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	“at the market” to or through market makers or into an existing market for the Class A Ordinary Shares;

•	block trades in which the broker-dealer will attempt to sell the Class A Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales (including short sales “against the box”);

•	by pledge to secure debts and other obligations (including obligations associated with derivative transactions);

•	through the writing or settlement of standardized or over-the-counter options, swaps or other hedging or derivative transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through agreements between broker-dealers and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	sales pursuant to Rule 144;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the Class A Ordinary Shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Ordinary Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging the positions they assume. The selling shareholders may also sell our Class A ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Class A Ordinary Shares offered by them will be the purchase price of the Class A Ordinary Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the Class A Ordinary Shares in open market transactions, rather than under this prospectus, in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Class A Ordinary Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Class A Ordinary Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If underwriters are used in the sale, the Class A Ordinary Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of Class A Ordinary Shares, underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling shareholders use an underwriter or underwriters to effectuate the sale of Class A Ordinary Shares, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those Class A Ordinary Shares. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those Class A Ordinary Shares will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the Class A Ordinary Shares offered by such prospectus supplement if any of such Class A Ordinary Shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Class A Ordinary Shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Class A Ordinary Shares of the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, liabilities or expenses, including liabilities under the Securities Act, and the selling shareholders may be entitled to contribution. We may be indemnified by the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, or we may be entitled to contribution.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus forms a part effective until the earlier of (1) the third anniversary of the effective date of this registration statement, (2) the date on which the selling shareholders no longer hold the Class A Ordinary Shares that were registered pursuant to the registration statement, or (3) the date on which all of the Class A Ordinary Shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

Taxation

The material U.S. federal income tax and, to the extent applicable, material Israeli tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus or applicable prospectus supplement pertaining to those securities.

Legal Matters

The validity of the issuance of our Class A Ordinary Shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain matters of U.S. law will be passed upon for us by Davis Polk & Wardwell LLP, New York, NY. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

Experts

The consolidated financial statements of Pagaya Technologies Ltd. appearing in Pagaya Technologies Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2023, have been audited by Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global, based in Tel-Aviv, Israel), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Expenses

The following table sets forth the estimated costs and expenses to be incurred by us in connection with the issuance and registration of the securities under this registration statement, all of which will be borne by us. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$682.72
FINRA Filing Fee	(1)
Legal Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Miscellaneous	(1)
Total	$682.72

(1)	These fees and expenses cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing and concurrent effectiveness of the registration statement but prior to the termination of all offerings covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 25, 2024;

•	our Definitive Proxy Statement on DEF 14A, filed with the SEC on October 25, 2024;

•	our Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 2024, filed on May 9, 2024, June 30, 2024, filed on August 9, 2024 and September 30, 2024, filed on November 12, 2024;

•	our Current Reports on Form 8-K filed with the SEC on April 11, 2024, September 16, 2024, September 16, 2024, September 25, 2024, October 1, 2024 (excluding Exhibit 99.1 thereto) and October 28, 2024; and

•	the description of the Class A Ordinary Shares contained in our registration statement on Form 8-A (File No. 001-41430), filed with the SEC on June 22, 2022, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, without charge to the requester, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You can obtain free of charge a copy of any documents that are incorporated by reference in this prospectus supplement at no cost, by writing or telephoning us at:

Pagaya Technologies Ltd.

Attn: Investor Relations

90 Park Ave, 20th Floor

(646) 710-7714

You also may access these filings on our website at www.pagaya.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

Where You Can Find More Information

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any selling shareholder, agent, underwriter or dealer has authorized any person to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our company, Pagaya Technologies Ltd. The address of the SEC website is www.sec.gov.

We maintain a website at www.pagaya.com. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Enforceability of Civil Liabilities

Pagaya is incorporated under the laws of the State of Israel. Service of process upon Pagaya and upon certain of its directors and officers and the Israeli experts named in this prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Pagaya has irrevocably appointed Pagaya US Holding Company LLC as its agent to receive service of process in any action against Pagaya in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Pagaya’s agent is 90 Park Ave, New York, NY 10016.

It may be difficult to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II
Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers

Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate directors or certain senior officers (collectively, “Office Holders”) from liability for a breach of a duty of loyalty. An Israeli company may exculpate Office Holders in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Articles include such a provision. The company may not exculpate Office Holders in advance from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and the Israeli Economic Competition Law, 5748-1988 (the “Israeli Economic Competition Law”), a company may indemnify Office Holders in respect of the following liabilities, payments and expenses incurred for acts performed by them as Office Holders, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	monetary liability incurred by or imposed on the Office Holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the Office Holder as a result of an investigation or proceeding filed against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such Office Holder and without the imposition on the Office Holder of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the Office Holder but with the imposition of a monetary obligation on the Office Holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•	a monetary liability imposed on the Office Holder in an Administrative Proceeding (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Israeli Securities Law, in favor of all the parties injured by the Office Holder’s breach;

•	reasonable litigation expenses, including reasonable attorneys’ fees, expended by the Office Holder with respect to an Administrative Proceeding under the Israeli Securities Law;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the Office Holder or which were imposed on the Office Holder by a court (i) in a proceeding instituted against the Office Holder by the company, on its behalf, or by a third-party, (ii) in connection with criminal indictment of which the Office Holder was acquitted, or (iii) in connection with a criminal indictment which the Office Holder was convicted of an offense that does not require proof of criminal intent;

•	financial liability imposed on the Office Holder in an Administrative Proceeding, on behalf of all the parties injured by the Office Holder’s breach;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by an Office Holder in connection with a proceeding under the Law for Increased Enforcement of Labor Laws, 5772-2011 and the regulations promulgated thereunder, or the Law for Encouragement of Research, Development and Technological Innovation in Industry, 5744-1984 and the regulations promulgated thereunder;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by an Office Holder in connection with a proceeding conducted with respect to the Office Holder under the Israeli Economic Competition Law; and

•	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Israeli Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Israeli Securities Law.

Under the Israeli Companies Law, the Israeli Securities Law and the Israeli Economic Competition Law, a company may insure an Office Holder against the following liabilities incurred for acts performed by him or her as an Office Holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third-party;

•	a monetary liability imposed on the Office Holder in favor of a third-party;

•	a monetary liability imposed on the Office Holder in favor of an injured party in certain Administrative Proceedings under the Israeli Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•	expenses incurred by the Office Holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•	expenses incurred by the Office Holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an Office Holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the Office Holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the Office Holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of an Office Holder in a public company must be approved by the compensation committee and the board of directors and, with respect to the CEO, directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The Articles permit us to insure our Office Holders to the fullest extent permitted or to be permitted by law. Our Office Holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our Office Holders in which indemnification is sought.

The Company has entered into agreements with each of our current Office Holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all Office Holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to such Office Holders (including indemnification undertakings to directors and officers of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).

The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of shareholders’ equity (as reported in the Company’s last published consolidated financial statements, as of the date of each payment in respect of the indemnification undertakings), (ii) $100 million, (iii) 10% of the total market capitalization of the Company (calculated as the average closing price of the Class A Ordinary Shares over the 30 trading days prior to the date of each payment in respect of the indemnification undertakings multiplied by the total number of issued and outstanding shares of the Company as of the date of each payment), and (iv) in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale of, or value exchanged in relation to, such securities by the Company and/or any shareholder in such offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable. The Articles include provisions under which Office Holders are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 9. Exhibits

Exhibit Number	Description of Document
3.1	Articles of Association of Pagaya Technologies Ltd., as amended and restated on February 15, 2024 (incorporated by reference to Exhibit 99.1 of Pagaya Technologies Ltd. Current Report on Form 6-K filed with the SEC on February 15, 2024).
4.1	Specimen Ordinary Share Certificate of Pagaya Technologies Ltd. (incorporated by reference to Exhibit 4.5 of Pagaya Technologies Ltd. Amendment No. 1 to Registration Statement on Form F-4 filed with the SEC on May 9, 2022).
4.2*	Registration Rights Agreement, dated as of October 22, 2024, by and among Pagaya Technologies Ltd. and the stockholders party thereto.
5.1	Opinion of Goldfarb Gross Seligman & Co.
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.
23.2	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table.

_________________

* Portions of this exhibit have been omitted in compliance with Regulation S-K, Item 601(a)(6).

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(a)       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)       The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2024.

PAGAYA TECHNOLOGIES LTD.

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer

By:	/s/ Evangelos Perros
	Name:	Evangelos Perros
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gal Krubiner, Evangelos Perros and Eric Watson, and each of them, as their true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Pagaya Technologies Ltd. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(a) Signature	(b) Title	(c) Date

/s/ Gal Krubiner	Chief Executive Officer and Board Member	November 21, 2024
Gal Krubiner	(Principal Executive Officer)

/s/ Evangelos Perros	Chief Financial Officer	November 21, 2024
Evangelos Perros	(Principal Financial Officer)

/s/ Nam Woo Kim	Interim Principal Accounting Officer	November 21, 2024
Nam Woo Kim	(Principal Accounting Officer)

/s/ Avi Zeevi	Chairman	November 21, 2024
Avi Zeevi

/s/ Harvey Golub	Board Member	November 21, 2024
Harvey Golub

/s/ Dan Petrozzo	Board Member	November 21, 2024
Dan Petrozzo

/s/ Tami Rosen	Chief Development Officer and Board Member	November 21, 2024
Tami Rosen

/s/ Avital Pardo	Chief Technology Officer and Board Member	November 21, 2024
Avital Pardo

/s/ Nicole Torraco	Board Member	November 21, 2024
Nicole Torraco

/s/ Mircea Ungureanu	Board Member	November 21, 2024
Mircea Ungureanu

/s/ Yahav Yulzari	Chief Revenue Officer and Board Member	November 21, 2024
Yahav Yulzari

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pagaya Technologies Ltd., has signed this registration statement on November 21, 2024.

PAGAYA US HOLDING COMPANY LLC

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer
Authorized Person